Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated June 29, 2015

Relating to Preliminary Prospectus Supplement dated June 29, 2015

Registration No. 333-195855

This free writing prospectus relates to, and should be read together with, the preliminary prospectus supplement (the “Preliminary Prospectus”) filed by EnteroMedics Inc. (the “Company”) on June 29, 2015 supplementing the Company’s Registration Statement on Form S-3 (No. 333-195855). The formula describing the “Alternative Cashless Exercise” set forth on page S-35 of the Preliminary Prospectus has been updated to read as follows:

Commencing on the 45th day following the issuance of the Series B Warrants and continuing through the expiration date of the Series B Warrants, a holder of Series B Warrants may, in its sole discretion, in lieu of making the cash payment and in lieu of making a cashless exercise, elect to receive upon such exercise the “net number” of Ordinary Shares (the “Alternate Net Number”) determined according to the following formula (the “Alternate Cashless Exercise”):

	[	(A x B)			]
Alternate Net Number = 200% of	[		-	A	]
	[	C			]

For purposes of the foregoing formula:

A= the total number of shares with respect to which the Series B Warrant is then being exercised.

B= $ , the initial exercise price of the Series B Warrants.

C= the product of (x) the Market Price Percentage and (y) the Market Price, as determined in accordance with the table below. The Market Price, as of any date of exercise of a Series B Warrant, equals the arithmetic average of the sum of the lowest three VWAP’s during the 15 trading days immediately prior to the applicable date of exercise.

Market Price	Market Price Percentage
Greater than or equal to 80 cents	90%
Greater than or equal to 70 cents and less than 80 cents	92%
Greater than or equal to 60 cents and less than 70 cents	94%
Less than 60 cents	95%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by contacting Syndicate Department of Canaccord Genuity Inc., Attention: Syndicate Department, 99 High Street, 12th Floor, Boston, Massachusetts 02110, or by telephone/email at (800) 225-6201/prospectus@canaccordgenuity.com.